Exhibit (a)(1)(e)

FORM OF ADDENDUM

The following are a list of your outstanding options as of June 11, 2007 which are eligible for amendment pursuant to the Offer to Amend Certain Options, dated June 14, 2007:

Optionee Name:

Options:

Original Grant Date	Deemed Grant Date	Options Outstanding	Vested 2004 and Prior	Vested 2005 and Later (“eligible options”)	Option Price (Original)	Revised Option Price	Cash Compensation